Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400
t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Madison A. Jones

T: +1 202 728 7087

madison.jones@cooley.com

March 30, 2026

Vor Biopharma Inc.
500 Boylston Street, Suite 1350
Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel to Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 1,638,807 shares (the “Shares”) of the Company's common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,548,807 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 90,000 shares of Common Stock issuable pursuant to the Company's 2021 Employee Stock Purchase Plan (together with the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans and (d) such records, documents, opinions, certificates, memoranda, and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. Our opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400
t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Vor Biopharma Inc. March 30, 2026 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Madison A. Jones
Madison A. Jones